UNITED STATES

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Washington, D.C.  20549
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NVE Corporation

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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders:

In fiscal 2008 we continued to advance our vision of practical spintronics leadership. Our strategy drove record sales, profits, and liquidity. As the graphs at right show, in just two years our product sales have more than doubled, net income has more than tripled, and cash plus marketable securities has more than doubled.

Financial highlights of the past year:
    • Product sales increased 28%
    • Net income increased 50%
    • Cash and marketable securities increased $6.4 million

Other fiscal 2008 highlights included new world-class products, new customers, new patents, and capital investments in production capacity.

World-Class Products
Our spintronic sensors and coupler products are smaller and more precise than other products. We extended those advantages with new products in the past year including tranceivers half the size of our previous products, packaged sensor systems less than one-fifth the size, and medical sensors 30% more sensitive.

Leading Customers
We are proud to earn the business of some of the most demanding companies in the world. In the past year we renewed key agreements with St. Jude Medical and Avago Technologies. Additionally, our products are distributed through a gobal distributor network, and we added distributors in the past year.

Capacity for Growth
We made capital expenditures to ensure that our production capacity will support continued rapid growth. We also renewed our building lease, which will allow us to further expand production.

Advancing Technology
Four U.S. patents issued in fiscal 2008 plus one thus far in fiscal 2009 bring our total issued U.S. patents to 46. Those recent patents relate to sensors, laboratory-on-a-chip technology, and next-generation MRAM. Most of our patents relate to MRAM, a technology we believe could revolutionize memory by combining the speed of SRAM, the density of DRAM, and the nonvolatility of flash memory.

A Bright Future
We entered fiscal 2009 with a strong balance sheet, products in demand, and an excellent intellectual property portfolio. I am proud of NVE's accomplishments in the past year, and we look forward to a bright future.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements used in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10‑K and other reports filed with the SEC. The Company undertakes no obligation to update forward-looking statements.